FOR RELEASE BEFORE MARKET OPENS ON MARCH 5, 2014

Fairchild Semiconductor Reports Verdict in Patent Case

SAN JOSE, Calif., March 5, 2014 - Fairchild Semiconductor (NASDAQ: FCS) reported that a jury in the United States District Court for the Northern District of California found Tuesday that Fairchild willfully infringed two U.S. patents asserted against the company by Power Integrations, Inc. and awarded $105 million in damages against Fairchild.

Fairchild said it was very disappointed by the outcome and will challenge several aspects of the verdict during post-trial review and any appeal. Fairchild said the infringement finding was in error and failed to account for differences in the accused products. The company also said it was particularly concerned by several elements of the damages award, including the sufficiency of the damages evidence and Power Integrations' unique damages theory. Products in the case include chips used in switch-mode power supplies made by the company's System General subsidiary.

In a previous patent infringement case between the two companies, a jury awarded Power Integrations $34 million in damages in 2006. Virtually all of that damages award was eventually thrown out by a 2013 ruling by the United States Court of Appeals for the Federal Circuit.

Fairchild said Tuesday's damages award suffered from similar legal and evidentiary defects, and that it expected to challenge the award, as well as other aspects of the verdict, on similar grounds.

About Fairchild Semiconductor:

Fairchild has a rich history as a pioneer in the semiconductor industry and that pioneering spirit endures today. In an era where diversity can dilute focus and hamper innovation, we specialize in the development and manufacturing of a complete portfolio of low- to high-power solutions for the mobile, industrial, cloud, automotive, lighting, and computing industries. Fairchild is one of the most reliable partners in the industry, offering the shortest time from concept to silicon, expert FAEs for customer support, and a flexible, multi-source supply chain. Our vision is clear - anticipate the power efficiencies demanded by tomorrow's electronic products and deliver an amazing design experience. Please contact us on the web at www.fairchildsemi.com